Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-202111) of Inovalon Holdings, Inc. of our report dated April 23, 2018 relating to the consolidated financial statements of Butler Group Holdings, Inc., which appears in the Current Report on Form 8-K/A of Inovalon Holdings, Inc. dated June 7, 2018.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
June 7, 2018